COMPAQ  COMPUTER  CORPORATION               P.O.  BOX  692000
PUBLIC  RELATIONS  DEPARTMENT               HOUSTON,  TEXAS
                                            77269-2000

                                            TEL  281-514-0484
                                            FAX  281-514-4583

                                            HTTP://WWW.COMPAQ.COM



[Logo  of  Compaq  Computer  Corporation  appears  here]

                                                                  NEWS RELEASE




FOR  IMMEDIATE  RELEASE
-----------------------

                 COMPAQ REACHES AGREEMENT TO ACQUIRE MICROCOM
     ADVANCES COMPAQ'S EVOLUTION OF COMMUNICATION PRODUCTS BUSINESS; ALLOWS
            END-TO-END HIGH-PERFORMANCE MODEM AND ISDN CONNECTIVITY

     HOUSTON, April 10, 1997 - As another bold step to broaden its communication products lineup, Compaq Computer Corporation (NYSE:CPQ) today announced it has reached a definitive agreement to acquire Microcom, Inc. (NASDAQ: MNPI), a maker of remote access technologies and solutions.

     A wholly-owned subsidiary of Compaq will promptly commence a tender offer to acquire all of the outstanding shares of Microcom, Inc. for $16.25 per share in cash, representing an aggregate approximate purchase price of $280 million. Microcom's Board of Directors and management team have approved the acquisition and will recommend shareholder acceptance.

"Development of the strategically important and rapidly growing remote access market is a top priority in Compaq's move to expand its communication products business," said Alan Lutz, Senior Vice President and General Manager, Communication Products Group, Compaq. "Combining Microcom's superb modem and access technologies with Compaq's renowned experience in NT platforms allows us to drive remote access price/performance advancements just as we have done in the NT server market. We believe the joint synergy will allow us to offer our customers the most attractive connectivity solutions. With Microcom, we can now deliver complete end-to-end high-performance modem and ISDN (1) connectivity - solutions with both high connect rates (2) and high throughput
(3)," Lutz said. Compaq is the number one worldwide market share leader in servers and the number four worldwide market share leader in client modems
(4).

"Microcom has been a standards-setter and technology pioneer in remote access," Lutz continued. "A generation of computer users has taken advantage of its well-engineered hardware and software solutions to connect - remotely by telephone - their PCs to their networks. Combining this with Compaq's distribution and marketing strength yields a potential world class market force. The Microcom acquisition further enhances our goal of bringing access to our customers, connecting people with people and people with information," he concluded.

Lew Bergins, who will continue as President of the wholly owned subsidiary stated, "The synergies between the two companies are very strong. This combination permits Microcom to be more competitive in achieving the highest quality products and cost effectiveness."

Completion of the transaction is subject to certain conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. Following the successful completion of the offer, all of the remaining shares of Microcom will be acquired pursuant to a merger.

A remote access server provides the link between a local area network (LAN) and the many remote PC users who need to connect to the LAN by modem. The server usually has many, many telephone lines (ports) plus the connection to the LAN. It requires special hardware and software to make the remote connections both fast and secure. The demand for remote access servers is expected to grow dramatically from $3.0 billion in 1996 to $8.3 billion in 2000 (5) concurrent with the growth of the Internet, telecommuting and portable computing.

COMPANY  BACKGROUND

Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCs. As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1996, the company reported worldwide sales of $18.1 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.

Headquartered in Norwood, Mass., Microcom is a worldwide leader in providing central site and remote access solutions to OEMs, Internet service providers, regional Bell operating companies, corporations, universities and individual mobile PC users. The company's products enable users to access and communicate with corporate Local Area Networks (LANs), the Internet, intranets and online services from remote locations. Microcom's products and technologies include modems, central site systems, OEM solutions, network security, network management, remote access and remote control software.


(1)  Integrated  Services  Digital  Network
(2)  "Connect rate" is the percentage of all connection attempts that succeed.
(3) "Throughput" is the amount of information that is passed through the connection.
(4)  Compaq  estimates  compiled  from  various  sources.
(5)  Compaq  estimates  compiled  from  various  sources.


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Compaq,  Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For  further  editorial  information,  contact:

Compaq  Computer  Corporation           John  Sweney          713-514-0484
                                        jsweney@bangate.compaq.com

Miller/Shandwick  Technologies          Eric  Grodziski       617-536-0470
                                        egrodziski@miller.shandwick.com